Exhibit 15.1

GSX Techedu Inc.

Tower C, Beyondsoft Building

7 East Zone, 10 Xibeiwang East Road

Haidian District, Beijing 100193

People’s Republic of China

3 April 2020

Dear Sirs and/or Madams

GSX Techedu Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to GSX Techedu Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2019 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-235314) that was filed on 2 December 2019, pertaining to the Company’s Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP